Exhibit 99.4

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

NOVEMBER 2, 2005

CONTACTS:

JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING

OF PRIVATE OFFERING OF 6.875% SENIOR NOTES DUE 2020

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 2, 2005 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its previously announced private offering of $400 million aggregate principal amount of senior notes due 2020, which will carry an interest rate of 6.875%. The senior notes were priced at 98.847% of par to yield 7.0% to maturity.

The closing of the senior notes offering is expected to occur on November 8, 2005 and is subject to the satisfaction of customary closing conditions.

Chesapeake intends to use the net proceeds from the offering, together with proceeds from concurrent private offerings of cumulative convertible preferred stock and contingent convertible senior notes due 2035, to partially fund its recently announced acquisition of Columbia Natural Resources, LLC for $2.2 billion in cash.

The new notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The notes will be eligible for resale under Rule 144A. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Pro forma for its acquisition of Columbia Natural Resources, LLC and its affiliates, Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and, most recently, the Appalachian Basin regions of the United States.